April 27, 2020

Each Fund Listed as a JVST Acquired Fund on Schedule A
Jackson Variable Series Trust
1 Corporate Way
Lansing, Michigan 48951

Each Fund Listed as JNLVF Acquired Fund on Schedule A
JNL Variable Fund LLC
1 Corporate Way
Lansing, Michigan 48951

Each Fund Listed as a JNLST Acquiring Fund on Schedule A
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Ladies and Gentlemen:

We have acted as counsel in connection with the Plan of Reorganization (the “Plan”), dated  April 27, 2020, by and among (i) Jackson Variable Series Trust, a Massachusetts business trust (“JVST”), on behalf of its series listed on Schedule A as  JVST Acquired Funds, (ii) JNL Variable Fund LLC, a Delaware limited liability company (“JNLVF”) on behalf of its series listed on Schedule A as JNLVF Acquired Funds, and (iii) JNL Series Trust, a Massachusetts business trust (“JNLST”), on behalf its series listed on Schedule A as JNLST Acquiring Funds.  Each series of JVST, JNLST and VF listed on Schedule A is referred to as a “Fund” and collectively as the “Funds.”
The Plan describes proposed transactions (each, a “Reorganization”) to occur as of the 8:59 a.m. on the date of this letter (the “Closing Date”), pursuant to which the applicable Acquiring Fund will acquire all of the assets of the corresponding Acquired Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund following which the Acquiring Fund Shares received by Acquired Fund will be distributed by Acquired Fund to its shareholders in liquidation and termination of Acquired Fund.  In respect of each Reorganization, this opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to the Plan.  Capitalized terms not defined herein are used herein as defined in the Plan.
Each Fund serves as a funding vehicle for variable annuity contracts and/or variable life insurance contracts (the “Contracts”) offered by certain insurance companies (each, and “Insurance Company”).  Each Insurance Company establishes separate accounts (the “Separate Accounts”) that in turn purchase shares of the Funds in order to fund the Insurance Company's obligations to the holders of the Contracts (“Contract Owners”) under Contracts.
For purposes of this opinion, we have considered the Plan, the most recently filed prospectus for each Fund (collectively, the “Prospectuses”) and such other items as we have deemed necessary to render this opinion.  In addition, with respect to each Reorganization, each Fund, Jackson National Asset Management, LLC, Jackson National Life Insurance Company (“Jackson”) and Jackson National Life Insurance Company of New York (“Jackson-NY”) has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).
In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to the Plan and any other documents examined by us have acted, and will act, in accordance with the terms of such Plan and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Plan, as well as those representations contained in the Representation Letters, are true and complete.
Each of Jackson and Jackson-NY has represented, among other representations, that each Contract issued or administered by such Insurance Company is treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”).
Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, with respect to each Reorganization, for U.S. federal income tax purposes, the Contract Owners will not recognize any taxable income, gain or loss as a result of the Reorganization.
No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.  Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.
Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

SCHEDULE A

JVST Acquired Fund	JNLST Acquiring Fund
JNL Conservative Allocation Fund	JNL Conservative Allocation Fund
JNL Moderate Allocation Fund	JNL Moderate Allocation Fund
JNL iShares Tactical Moderate Fund	JNL iShares Tactical Moderate Fund
JNL iShares Tactical Moderate Growth Fund	JNL iShares Tactical Moderate Growth Fund
JNL iShares Tactical Growth Fund	JNL iShares Tactical Growth Fund
JNL/American Funds® Global Growth Fund	JNL/American Funds® Global Growth Fund
JNL/American Funds® Growth Fund	JNL/American Funds® Growth Fund
JNL/DFA U.S. Small Cap Fund	JNL/DFA U.S. Small Cap Fund
JNL/DoubleLine® Total Return Fund	JNL/DoubleLine® Total Return Fund
JNL/Lazard International Strategic Equity Fund	JNL/Lazard International Strategic Equity Fund
JNL/Mellon Equity Income Fund	JNL/Mellon Equity Income Fund
JNL/Neuberger Berman Commodity Strategy Fund	JNL/Neuberger Berman Commodity Strategy Fund
JNL/PIMCO Investment Grade Credit Bond Fund	JNL/PIMCO Investment Grade Credit Bond Fund
JNL/T. Rowe Price Capital Appreciation Fund	JNL/T. Rowe Price Capital Appreciation Fund
JNL/WCM Focused International Equity Fund	JNL/WCM Focused International Equity Fund

JNLVF Acquired Fund	JNLST Acquiring Fund
JNL/Mellon DowSM Index Fund	JNL/Mellon DowSM Index Fund
JNL/Mellon MSCI World Index Fund	JNL/Mellon MSCI World Index Fund
JNL/Mellon Nasdaq® 100 Index Fund	JNL/Mellon Nasdaq® 100 Index Fund
JNL/Mellon Communication Services Sector Fund	JNL/Mellon Communication Services Sector Fund
JNL/Mellon Consumer Discretionary Sector Fund	JNL/Mellon Consumer Discretionary Sector Fund
JNL/Mellon Financial Sector Fund	JNL/Mellon Financial Sector Fund
JNL/Mellon Healthcare Sector Fund	JNL/Mellon Healthcare Sector Fund
JNL/Mellon Energy Sector Fund	JNL/Mellon Energy Sector Fund
JNL/Mellon Information Technology Sector Fund	JNL/Mellon Information Technology Sector Fund

*An Acquired Fund and Acquiring Fund are “corresponding” if they are listed in the same row.